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EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

OF

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BEACON POWER CORPORATION

        Beacon Power Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

          Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, by unanimous written consent dated April 18, 2007, duly adopted a resolution setting forth an amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said amendment pursuant to a meeting in accordance with Sections 212 and 242 of the General Corporation Law of the State of Delaware. The resolution provides that the Sixth Amended and Restated Certificate of Incorporation filed on November 22, 2000, is amended as follows:

            1.     Deleting the two references to "110,000,000 shares of common stock" in Article Fourth and replacing such phrases with "200,000,000 shares of common stock".

        IN WITNESS WHEREOF, this Certificate of Amendment has been executed by the President of the Company this 26th day of June, 2007.

BEACON POWER CORPORATION
By:	/s/ F. WILLIAM CAPP
Name:	F. William Capp
Title:	President

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  EXHIBIT 3.3
CERTIFICATE OF AMENDMENT OF SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF BEACON POWER CORPORATION